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Chris Winans (News Media)
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AIG ELECTS STEPHEN F. BOLLENBACH TO BOARD OF DIRECTORS
NEW YORK, January 16, 2008 — The Board of Directors of American International Group, Inc. (AIG) today elected Stephen F. Bollenbach a Director.
     Mr. Bollenbach, 65, recently retired as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, where he had served as Co-Chairman from 2004 and CEO from 1996. Under his leadership, Hilton Hotels Corporation became the world’s largest hotel company.
     Prior to joining Hilton Hotels Corporation, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company, where he was instrumental in the execution of its acquisition of Capital Cities/ABC. He had previously served as President and Chief Executive Officer of Host Marriott Corporation, and before that, as Chief Financial Officer of Marriott Corporation. Prior to that, he was Chief Financial Officer of the Trump Organization. He had earlier served as Chief Financial Officer and a member of the Board of Directors of Holiday Corporation, and Chairman and Chief Executive Officer of Southwest Savings and Loan Association. From 1968 until 1980 Mr. Bollenbach held a series of financial management positions with the Ludwig Group.
     Mr. Bollenbach is Chairman of the Board of KB Home and a Director of Harrah’s Entertainment, Inc., Time Warner Inc. and Macy’s, Inc. He also serves as a member of the Board of Directors of Teach for America and Los Angeles World Affairs Council. He is a graduate of Long Beach City College, and holds a bachelor’s degree in finance from UCLA and a master’s degree in management from California State University, Northridge.
     Commenting on Mr. Bollenbach’s election, Robert B. Willumstad, Chairman of AIG’s Board of Directors, said, “The management and financial expertise Stephen Bollenbach has developed during his distinguished career will be of great benefit to the Board. We look forward to his counsel.”
     Martin J. Sullivan, AIG President and Chief Executive Officer, added, “I am delighted that Stephen Bollenbach has joined our Board. Few business leaders have his experience in managing complex global businesses. We know he will provide valuable insights as AIG continues to build its franchise around the world.”
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AIG Elects Stephen Bollenbach to Board of Directors
January 16, 2008
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris, Switzerland and Tokyo.
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